Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”, and the inclusion of our report dated March 28, 2018, for the year ended December 31, 2017 related to the financial statements of Pershing Gold Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2017 and the unaudited interim financial statements for the nine months ended September 30, 2018 both as filed with the Securities and Exchange Commission, which are incorporated by reference in Americas Silver Corporation’s Registration Statement on Form F-4/A Amendment No. 1 filed on or about November 26, 2018.

/s/ KBL, LLP

KBL, LLP

New York, NY

November 26, 2018

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